EXHIBIT 99.1

NEWS RELEASE

LINN ENERGY ANNOUNCES ARDEN WALKER AS CHIEF OPERATING OFFICER

Houston, Texas, January 28, 2010 – LINN Energy, LLC (NASDAQ: LINE) announced today that, effective January 27, 2010, Arden Walker has been named Senior Vice President and Chief Operating Officer.  Mr. Walker has served as LINN Energy’s Senior Vice President – Operations and Chief Engineer since February 2007. Mr. Walker has more than 25 years of experience in the oil and natural gas industry. He came to LINN Energy from ConocoPhillips, where he was serving as Asset Development Manager, San Juan Business Unit. Prior to this role, he served in various positions of increasing responsibility at Burlington Resources.

 “Arden has demonstrated insightful leadership and management skills throughout his career, and he has played an instrumental role in building a strong operations team at LINN Energy,” said Mark Ellis, President and Chief Executive Officer. “I have confidence in his ability to lead the operations organization as LINN continues to grow.”

Mr. Walker earned a Bachelor of Science in Petroleum Engineering from Texas Tech University. He is a member of the Society of Petroleum Engineers, Independent Petroleum Association of America, Oklahoma Independent Petroleum Association and California Independent Petroleum Association.

ABOUT LINN ENERGY

LINN Energy’s mission is to acquire, develop and maximize cash flow from a growing portfolio of long-life oil and natural gas assets. LINN Energy is an independent oil and natural gas development company, with approximately 1.7 Tcfe of proved reserves in producing U.S. basins as of year-end 2008. More information about LINN Energy is available at www.linnenergy.com.

CONTACTS:                        Investors:
LINN Energy, LLC
Clay Jeansonne, Vice President – Investor Relations
281-840-4193

Media:
LINN Energy, LLC
Paula Beasley, Manager, Public Affairs & Communications
281-840-4183